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                                                                    Exhibit 99.1

MRV Communications, Inc. Offers $23 Million Convertible Subordinated Notes

June 2nd, 2003

Chatsworth, CA -- June 2, 2003 - MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), today announced that it had agreed to sell 5-year senior convertible notes resulting in gross proceeds of $23 million, in a private offering to an institutional buyer. The agreement is subject to the satisfaction or waiver of usual conditions precedent. The notes will bear an interest rate of 5% per year and will have a fixed conversion price of $2.32, which is a 20% premium to the 10-day volume weighted average price. The company expects to use the net proceeds for general corporate purpose and working capital.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offer of the securities will be made only by means of a private offering circular. The notes and the shares of common stock of MRV Communications issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Diana L. Hayden, 818-886-6782, ir@mrv.com